Max Yzaguirre
Chairman

Brett A. Perlman
Commissioner

Rebecca Klein
Commissioner

W. Lane Lanford
Executive Director

01 AUG -2 AM 9:13

Public Utility Commission of Texas

TO: Marcie Zlotnik
GEXA CORP.
24 Greenway Plaza, Ste. 1826
Houston, TX. 77046

Electric Division
Legal Division

RE: **Docket No. 24283 – *Application of GEXA CORP. for Retail Electric Provider (REP) Certification***

NOTICE OF APPROVAL

This Notice grants GEXA CORP. certification as a Retail Electric Provider (REP) for the geographic area of the entire state of Texas. The docket was processed in accordance with applicable statutes and Commission rules. The Commission provided notice of the application to interested parties. More than 15 days have passed since the completion of notice. No protests, motions to intervene, or requests for hearing were filed. The Applicant and the Commission Staff are the only parties to the proceeding. Commission Staff recommends approval of the application, as amended. The application, as amended, is hereby approved.

Statutory Findings

1. The application complies with PURA[1] § 39.352.

2. The Applicant has met the business name, office, and threshold residential service level requirements specified in subsection (e) of P.U.C. SUBST. R. 25.107.

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1 The Public Utility Regulatory Act, TEX. UTIL. CODE ANN. §§ 11.001 – 64.158 (Vernon 1998 & Supp. 2001) (PURA).

3. The Applicant is entitled to approval of this application, having demonstrated that it possesses the financial and technical resources to provide continuous and reliable electric service to its customers in the area for which certification is sought, and the managerial and technical ability to supply electricity at retail in accordance with customer contracts.

4. The Applicant has demonstrated that configuration of the proposed geographic area, if any, does not discriminate in the provision of electric service to any customer because of race, creed, color, national origin, or any other basis prohibited by law or P.U.C. SUBST. R. 25.107(h)(1).

5. The Applicant has demonstrated that it possesses the resources needed to meet the customer protection requirements, disclosure requirements, and marketing guidelines as specified in P.U.C. SUBST. R. 25.107(h).

6. The Applicant has demonstrated that it has ownership or lease of an office located within this state for the purpose of providing customer service, accepting service of process, and making available in that office books and records sufficient to establish the retail electric provider's compliance with the requirements of § 39.352(b)(4) of PURA.

7. The name(s) under which the Applicant has requested that the REP certificate be issued are not deceptive, misleading, vague, or otherwise contrary to P.U.C. SUBST. R. 25.272, or duplicative of a name previously approved for use by an existing REP certificate holder.

8. The Applicant has agreed to comply with P.U.C. SUBST. R. 25.107(f)(3), and P.U.C. SUBST. R. 25.108 relating to the billing and collection of transition charges.

9. The Applicant is financially qualified to be certified as a REP in Texas.

10. The Applicant has sworn and affirmed that it will comply with all procedures established by the ERCOT ISO; to register and be certified by the ERCOT ISO; and to purchase capacity, reserves and ancillary services.

11. Commission Staff stated that the Applicant has met the requirements in P.U.C. SUBST. R. 25.107 to be certified as a REP in Texas, recommending that the application be approved.

Complaint History

12. The Commission's Customer Protection Division reported no complaints registered against the Applicant or its affiliates for the period September 1, 1998, to the present.

Ordering Paragraphs

1. The application of GEXA CORP. for retail electric provider (REP) certification is approved.[2] GEXA CORP. is granted REP Certificate No. 10027 for the geographic area of the entire state of Texas.

2. The Applicant shall continuously maintain an office located within Texas for the purpose of providing customer service, accepting service of process, and making available in that office books and records sufficient to establish the REPs compliance with the requirements of PURA, and applicable commission rules.

3. The Applicant shall notify the commission within 30 days of any change in its office address, business address, telephone number(s) or contact information.

4. The Applicant must provide additional information concerning its capabilities to meet the customer protection, financial, and technical and managerial requirements of P.U.C. SUBST. R. 25.107, at least 21 days prior to providing retail service.

5. This certificate is not transferable without prior approval by the Commission and shall continue in force until further order of the commission, pursuant to P.U.C. SUBST. R. 25.107.

6. This certificate shall not be construed to vest exclusive service or property rights in and to the area for which the certificate is granted pursuant to P.U.C. SUBST. R 25.107.

7. The Applicant shall comply with all renewable energy portfolio standards in accordance with P.U.C. SUBST. R. 25.173.

8. The Applicant shall comply with any customer protection requirements, disclosure requirements, marketing guidelines and anti-discrimination rules adopted by the commission pursuant to §§ 17.001 —17.004 of PURA and Chapter 39.

9. The Applicant shall comply with the threshold residential service requirements set forth in P.U.C. SUBST. R. 25.107(e)(3).

10. Pursuant to P.U.C. SUBST. R. 25.107(f)(2), the Applicant shall maintain records on an on-going basis for any deposits or advance payments received from customers. Financial obligations to customers shall be payable to them within 30 calendar days from the date the REP notifies the commission that it intends to withdraw its certification or is deemed by the commission not able to meet its current customer obligations. Customer obligations shall be settled before the REP withdraws its certificate or ceases doing business in Texas.

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[2] Administrative approval of this uncontested application has no precedential value in a future proceeding.

11. All other motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief, if not expressly granted herein, are hereby denied for want of merit

SIGNED AT AUSTIN, TEXAS the 2nd day of August 2001.

PUBLIC UTILITY COMMISSION OF TEXAS

MELENE R. DODSON
ADMINISTRATIVE LAW JUDGE
POLICY DEVELOPMENT DIVISION

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